UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 15, 2012

Date of Report (Date of earliest event reported)

Synaptics Incorporated

(Exact Name of Registrant as Specified in Charter)

Delaware	000-49602	77-0118518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3120 Scott Blvd.

Santa Clara, California

95054

(Address of Principal Executive Offices) (Zip Code)

(408) 454-5100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2012, we entered into an Amended and Restated Change of Control Severance Agreement with Richard A. Bergman, our President and Chief Executive Officer, and Change of Control Severance Agreements with the following other named executive officers: Kathleen A. Bayless, our Senior Vice President, Chief Financial Officer, Secretary, and Treasurer; Bret C. Sewell, our Senior Vice President – Corporate Development; and Stanley A. Swearingen, our Senior Vice President and Chief Technology Officer. The agreements were designed to meet current market and peer group practices and provide that any payments and benefits will be payable only upon a qualifying termination of employment following a “change of control” of our company as defined in the agreements (a so-called “double trigger” arrangement), meaning that both a change in control and a termination of employment must occur to trigger any payments or benefits under the agreements.

All of the agreements, which terminate on August 1, 2014, become effective upon a change of control of our company. Mr. Bergman’s agreement provides for the payment by our company in the event of a change of control for 18 months after termination of employment by our company without “good cause” or by Mr. Bergman with “good reason,” each as defined in the agreement, of compensation equal to 100% of Mr. Bergman’s base salary and targeted bonus for the fiscal year in which such termination occurs. In the case of such termination, the agreement also provides for the continuation of insurance coverage for Mr. Bergman and his family for 18 months. The agreements for our other named executive officers provide for the payment by our company in the event of a change of control for 12 months after termination of employment by our company without good cause or by such named executive officer with good reason of compensation equal to 100% of such named executive officer’s base salary and targeted bonus for the fiscal year in which such termination occurs. In the case of such termination, the agreements also provide for the continuation of insurance coverage for the named executive officer and his or her family for 12 months. The foregoing severance payments and insurance benefits are contingent upon the named executive officer executing and not revoking a release of all claims the named executive officer may have against us.

All of the agreements provide that in the event of a change of control, all unvested options and deferred stock units, which does not include “market stock units,” vest immediately if the named executive officer is terminated by our company without good cause or by the named executive officer with good reason. All unvested market stock units will vest in accordance with the terms of the market stock unit grant agreement in the event of a change of control. All vested options, including those vesting under the terms of each of the agreements, will be exercisable for 90 days after the termination of the named executive officer’s employment by our company without good cause or by the named executive officer with good reason in the event of a change of control, but not beyond their original term. Under the agreements, each named executive officer has agreed to refrain from soliciting employees of our company to leave their employment or any prospective acquisition candidates during the term of the “change of control period” as defined in the agreement and while any severance payments are being made.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in Mr. Bergman’s Amended and Restated Change of Control Severance Agreement or the Change of Control Severance Agreements for Ms. Bayless and Messrs. Sewell and Swearingen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAPTICS INCORPORATED

Date: November 21, 2012	By:	/s/ Kathleen A. Bayless
Kathleen A. Bayless
Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

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